[Letterhead of Philpott Ball & Werner]

                  PHILPOTT BALL & WERNER
                   INVESTMENT BANKERS

   Charlotte                               Boston
212 South Tryon Street, Suite 1050   50 Congress Street,6th Floor
Charlotte, North Carolina 28281      Boston Massachusetts 02109
Telephone: (704) 358-8094            Telephone: (617) 720-8429
Facsimile: (704) 358-0021            Facsimile: (617) 720-8437


June 13, 2001


Mr. Frank C. Lanza
Chairman and Chief Executive Officer
L-3 Communications Corporation
600 Third Avenue
New York, New York 10016

Dear Mr. Lanza:

     Our client, Datron Systems Incorporated ("Datron"), has requested that we respond to your letter dated June 11, 2001 (the
"Letter"), addressed to David A. Derby, the Chairman and Chief
Executive Officer of Datron.

     Datron appreciates the expression of interest in Datron contained in the Letter.

     We note that the transaction described in the Letter is the acquisition of assets of Datron subject to certain liabilities. This would result in substantial tax liability to Datron, which would not benefit Datron stockholders. Preliminarily, we estimate this tax liability to be approximately $6.0 million. Accordingly, the value of the transaction from the point of view of a Datron stockholder is reduced by that amount.

     Your comments to us last week, to the effect that Datron would not be liquidated, suggest that the Datron stockholders would not benefit directly from the transaction proposed in any event. The comments also suggest an agenda of the Lionheart Group not disclosed to Datron or its stockholders.

     Datron and we believe that the above expressed concerns would be alleviated by a conventional cash merger proposal which would avoid tax to Datron and which would benefit the Datron stockholders directly.
We would advise Datron not to enter into a 60-day no-shop arrangement. We would also advise that any break-up fee only be provided in a definitive agreement. We

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have advised Datron that the suggested size of the proposed break-
up fee is larger than normal for a transaction of the size described in the Letter.

     Datron also requested that you be advised that the Lionheart
Group, Acquisitor Plc and Duncan Soukup are not representatives of Datron and are not authorized to speak or act on Datron's behalf.

     Datron and its board of directors would be pleased to consider a proposal from L-3 Communications Corporation which addresses the concerns expressed in this letter.

Sincerely,

GEORGE M. BALL
George M. Ball
Chairman

cc: David A. Derby